Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in

•	Registration Statement No. 333-159061 on Form S-8

•	Registration Statement No. 333-19771 on Form S-8

•	Registration Statement No. 333-103839 on Form S-8

•	Registration Statement No. 333-145888 on Form S-3

•	Registration Statement No. 333-159065 on Form S-3

•	Registration Statement No. 333-166378 on Form S-8

•	Registration Statement No. 333-166020 on Form S-8

•	Registration Statement No. 333-166019 on Form S-8

of our report dated February 22, 2012, relating to the consolidated financial statements and financial statement schedule of Baker Hughes Incorporated and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 22, 2012